UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2006
Date of Report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

220 West Crest Street
Escondido, California 92025-1707
(Address of principal executive offices) (Zip Code)

(760) 741-2111
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On November 30, 2006, Realty Income Corporation (the “Company”) entered into a purchase agreement with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC as representatives of the several underwriters (the “Underwriters”) named therein, pursuant to which the Company agreed to issue and sell 8,800,000 shares of its 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share plus accrued and unpaid dividends, if any.  The offering is expected to close on December 7, 2006.  The Class E preferred stock has no stated maturity and may be redeemed at the Company’s option on or after December 7, 2011 at a redemption price of $25.00 per share plus, subject to exceptions, any accrued and unpaid dividends.  The Company intends to use the net proceeds from the offering (approximately $214 million, after deducting underwriting discounts and estimated expenses payable by the Company) to repay outstanding borrowings under its $300 million credit facility and for other general corporate purposes.

Item 9.01                                             Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Purchase Agreement, dated November 30, 2006, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: December 5, 2006	By:	/s/ Michael R. Pfeiffer
		Name:	Michael R. Pfeiffer
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
1.1	Purchase Agreement, dated November 30, 2006, between the Underwriters and the Company.
5.1	Opinion of Venable LLP.
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends.
23.1	Consent of Venable LLP (contained in the opinion filed as Exhibit 5.1 hereto).